EXHIBIT 10.70

PURCHASE AND SALE AGREEMENT

Date:	February 25, 2005

Sellers:	R. BRUCE BLACKWELL
PO Box 16806, Jackson, MS 39236

TOMMY JOHNSON
PO Box 16806, Jackson, MS 39236

ROBERT GLENN
PO Box 16806, Jackson, MS 39236

WILLIAM WEBSTER
PO Box 16806, Jackson, MS 39236

Buyer:	APOLLO RESOURCES INTERNATIONAL, INC.
3001 Knox St., Suite 403, Dallas, TX 75205
Contact: Dennis G. McLaughlin, III, CEO

Company:	EARTH BIOFUELS, INC.
PO Box 16806, Jackson, MS 39236
Contact: R. Bruce Blackwell, CEO

Interest:	The “Interest” shall be inclusive of all of the following:
	1)	50% of the equity ownership of Company;
	2)	Buyer’s First Right of Refusal, as defined herein; and
	3)	Buyer’s Option to Buy, as defined herein

Consideration:	The “Consideration” shall be inclusive of all of the following:
	1)	1,700,000 shares of the restricted common stock of Buyer; and
	2)	Future Option to Sell, as defined herein.

2005 NEAT:	The Company’s actual Net Earnings After Taxes for calendar year 2005

Second Purchase Date:	February 1, 2006

Recitals

A.           The Company is engaged in the production and distribution of bio-diesel.

B.             Sellers are the sole shareholders of the Company.

C.             Buyer wishes to pay Sellers the Consideration for the purchase of the Interest, and upon the terms and subject to the conditions set forth in this Agreement.

D.            Sellers wish to sell Buyer the Interest in exchange for the Consideration, and upon the terms and subject to the conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants hereinafter set forth, and for other good and valuable consideration, including the Consideration as herein defined, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Sale and Purchase.  Subject to the terms and conditions herein set forth, and in reliance upon the representations, warranties and covenants contained herein, Buyer agrees to purchase the Interest from Sellers, and Sellers agree to sell the Interest to Buyer.

2.                                       Purchase Price.   The purchase price for the Interest shall be the issuance and delivery of the Consideration to Sellers (at their order), as those terms are defined above.

3.                                       Closing.  Closing of the transaction contemplated herein (the “Closing”) shall take place on Friday, February 25, 2005, at a time and place to be mutually decided by the parties.  (The date on which the Closing is held shall be referred to in this Agreement as the “Closing Date.”)  At the Closing, Seller shall deliver to Buyer the Interest, and Buyer shall deliver the Consideration.

4.                                       Buyer’s First Right of Refusal.  Sellers and the Company grant Buyer a first right of refusal to purchase any portion or all of the remaining 50% of the equity ownership interest in the Company, on and for terms equal to any other bona-fide offer received by Sellers or the Company for the purchase of said remaining 50% portion.  This First Right of Refusal shall be considered part and parcel to the Interest.

5.                                       Buyer’s Option to Buy.  On the Second Purchase Date, if the five trading day trailing average sale price of the Buyer’s common stock is $2 or more per share, Buyer shall have an irrevocable option at its sole discretion to purchase the remaining 50% of the equity ownership interest in the Company in exchange for Buyer’s issuance, to the then existing owners of the remaining 50% of the equity of the Company (“Other Company Shareholders”), of its restricted common shares to be valued at $2.00 per share, with said remaining 50% to be then valued at 50% of five times the 2005 NEAT, as defined herein.  This Option to Buy shall be considered part and parcel to the Interest.

6.                                       Future Option to Sell.  On that Second Purchase Date, if the five trading day trailing average sale price of the Buyer’s common stock is less than $2 per share, the Other Company Shareholders shall have an irrevocable option at their sole discretion to sell the remaining 50% of the equity ownership interest in the Company in exchange for Buyer’s issuance of its restricted common shares to be valued at $2.00 per share, with said remaining 50% to be then valued at 50% of five times the 2005 NEAT, as defined herein.  With the prior written consent of the parties, this sale may be made under the same terms but at a later date than the Second Purchase Date.  This Future Option to Sell shall be considered part and parcel to the Consideration.

7.                                       Representations and Warranties of Sellers.  Sellers hereby represent and warrant to Buyer that:

a.               Sellers own all of the issued and outstanding equity ownership interests in the Company.

b.              Sellers are the sole legal and beneficial owners of the Interest, free and clear of any and all liens, claims, and encumbrances, with full power to transfer the same as contemplated herein.

c.               The Proforma Financials of the Company, attached hereto as Exhibit “A”, represents an accurate estimate of the Company’s current and proforma financial condition.  Specifically, there are no liens, debts or claims against any of the properties and assets of the Company besides those listed in Exhibit “A”.

d.              Sellers and/or the Company are not party to or bound by any contract, promissory note, agreement, commitment, or obligation, creating or securing indebtedness, obligations, or liabilities, a breach or default of which would be triggered by Sellers’ execution and delivery of this Agreement.

e.               The Company is a lawful corporation, validly existing and in good standing under the laws of the state of Mississippi.  To the best of Sellers’ knowledge, there are no pending actions or proceedings (i) to limit or impair the Sellers’ or the Company’s power to engage in business or (ii) to dissolve the Company.

f.                 Sellers and/or the Company will not enter into any new contracts or agreements between the date of this Agreement and the Closing, except in the ordinary course of business.

8.                                       Representations, Warranties and Covenants of Buyer.  Buyer hereby represents and warrants to Sellers that:

a.               Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Utah and the United States, and has all requisite power and authority to enter into, perform and carry out all of its duties and obligations in the transaction contemplated by this Agreement.

b.              The execution, delivery and performance of this Agreement and the consummation of the transaction on the part of Buyer contemplated hereunder have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement is (or will be when executed and delivered pursuant hereto) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

c.               Neither the execution and delivery of this Agreement by Buyer, nor Buyer’s compliance with any of the terms and provisions of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a violation of, or constitute a material default under its Bylaws or any other agreement, contract or commitment to which it is a party; nor will the performance by Buyer of its obligations hereunder violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which Buyer is subject.

9.                                       Attorney Fees.  If any legal action or other proceeding is brought for the enforcement of this Agreement or any other agreement, document, contract, instrument or other writing entered into in connection herewith, because of an alleged dispute, breach, default, or misrepresentation, in connection with any of the provisions of this Agreement or such other writing, the successful or prevailing party shall be entitled to recover its reasonable attorney fees, and other costs and expenses, incurred in such action or proceeding, in addition to any other relief to which it or they may be entitled.

10.                                 Loss and Liens. The risk of any loss, condemnation, or destruction of all or any part of the Company’s property prior to closing is upon the Sellers and/or the Company.  Sellers and/or the Company shall not place, permit, or cause to be placed any liens or encumbrances on the title to the Company’s property or the Interest from the date hereof through closing.

11.                                 No Marketing.   No employee, agent or representative of the Company or the Sellers may engage in marketing, nor consider offers for selling, transferring, pledging or otherwise encumbering or alienating the Interest prior to Closing.

12.                                 Notices.  In order to be effective all notices, consents, approvals and disapprovals (“Notice”) required by this Agreement must be in writing, signed by an officer or lawful agent of the party giving such Notice, and either (i) personally delivered; (ii) placed in the mail, properly addressed, with postage prepaid thereon; or (iii) deposited for delivery by a recognized, private overnight courier for next business morning delivery, properly addressed, and with the full waybill prepaid.  Notice shall be deemed received and effective on the earlier of the date actually received, or, if applicable, three (3) business days after being sent as specified in clause (ii) of this paragraph.  Notices must be addressed to the parties hereto at the addresses first stated above.

13.                                 Entire Agreement; Amendments.  Each of the parties represents that no promise or agreement which is not expressed in this Agreement,

has been made to such party in executing this Agreement, and neither of the parties is relying upon any statement or representation not contained in this Agreement.  This Agreement, including the Exhibit hereto, constitutes the entire understanding between the parties hereto relative to the subject matter hereof, superseding any and all prior agreements, arrangements, and understandings, written or oral, between the parties.  This Agreement may be amended only by a written instrument signed by the parties.

14.                                 Binding Effect; Permissibility of Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and all future shareholders of the Company.

15.                                 Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without reference to its conflict of laws rules.  Jurisdiction and venue shall reside exclusively in the courts of Dallas County, Texas.

16.                                 No Brokers.  Each party represents and warrants that it has dealt with no broker or finder in connection with the transaction contemplated by this Agreement, and that no broker or other person is entitled to any commission or finder’s fee in connection with this transaction.  Each party agrees to indemnify, defend and hold harmless the other party against any commission or finder’s fee alleged to be payable because of any act, omission or statement of the indemnifying party.

17.                                 Severability.  If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, it is the intent of all of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

18.                                 Covenant of Good Faith and Fair Dealing.  With regard to their respective obligations and commitments under this Agreement, each of Buyer. Sellers and the Company covenants that it shall act in good faith and deal fairly with the other party.

19.                                 Reasonable Cooperation.  Each party hereto agrees to execute and deliver such instruments and take such other action as the other party may reasonably request in order to carry out the intent of this Agreement.

20.                                 Multiple Counterparts.  This Agreement may be executed in multiple counterparts and by facsimile, at the option of the parties.

21.                                 Equitable Remedies.  In the event of any breach of this Agreement, the provisions of this Agreement may be enforceable in a court of equity by a decree of specific performance.  Any equitable remedy shall not be exclusive and shall be in addition to any other remedy available.

22.                                 Power to Bind.  A responsible officer of the Company and the Buyer has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Company and the Buyer to execute it.

23.                                 Plurality   When the context requires, singular nouns and pronouns include the plural.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement on and effective as of the Date first set forth herein.

SELLERS:

/s/ R. BRUCE BLACKWELL	/s/ TOMMY JOHNSON
R. BRUCE BLACKWELL	TOMMY JOHNSON

/s/ ROBERT GLENN	/s/ WILLIAM WEBSTER
ROBERT GLENN	WILLIAM WEBSTER

BUYER:

APOLLO RESOURCES INTERNATIONAL, INC.

/s/ DENNIS G. MCLAUGHLIN, III
Dennis G. McLaughlin, III, CEO

COMPANY:

EARTH BIOFUELS, INC.

/s/ R. BRUCE BLACKWELL
R. Bruce Blackwell, CEO